Exhibit 99.1

Good Times Restaurants Inc. Announces Completion of $2m Convertible Preferred Stock Purchase Agreement Requirements

GOLDEN, Colo.--(BUSINESS WIRE)--September 24, 2012--Good Times Restaurants Inc. (Nasdaq:GTIM) announced today it has received shareholder approval for the closing scheduled this week of the previously announced $2 million convertible preferred stock transaction with Small Island Investments, Ltd. Following the closing, the Company’s net equity will exceed the required minimum of $2.5 million for continued listing on the Nasdaq Capital Market.

The Company intends to use the proceeds of the transaction to repay all remaining bank debt and to increase its working capital position as it continues to evaluate acquisition and growth opportunities.

Good Times is a regional chain of quick service restaurants located primarily in Colorado providing a menu of high quality all natural hamburgers, 100% breast of chicken sandwiches, fresh frozen custard, fresh lemonades and other unique offerings. Good Times currently operates and franchises 41 restaurants.

This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause Good Times’ actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011 filed with the SEC. Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

CONTACT:
Good Times Restaurants Inc.
Investor Relations Contacts:
Boyd E. Hoback, 303/384-1411
President and CEO
or
Christi Pennington, 303/384-1440
Executive Assistant